Exhibit 21

LIST OF SUBSIDIARIES

AS OF DECEMBER 31, 2006

Name	Jurisdiction of Incorporation	Percent ownership if less than 100%

1. Lowestfare.com Incorporated	Delaware
2. Travelweb LLC	Delaware
3. priceline.com International Ltd.	United Kingdom	93.65%
4. priceline.com Europe Holdings N.V.	The Netherlands	93.65%
5. priceline.com europe Ltd.	United Kingdom	93.65%
6. Priceline.com Europe Holdco, Inc.	Delaware
7. Priceline.com Holdco U.K. Limited	United Kingdom
8. Booking.com Limited	United Kingdom	93.65%
9. Booking.com B.V.	The Netherlands	93.65%